Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of our reports dated February 9, 2021 relating to the consolidated financial statements of Bristol-Myers Squibb Company and subsidiaries and the effectiveness of Bristol-Myers Squibb Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bristol-Myers Squibb Company and subsidiaries for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 3, 2021